NONQUALIFIED STOCK OPTION AWARD AGREEMENT
PURSUANT TO
THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN

The AES Corporation, a Delaware Corporation (the "Company"), grants to the Employee named below, pursuant to The AES Corporation 2003 Long Term Compensation Plan, as amended (the "Plan"), and this Nonqualified Stock Option Award Agreement (this "Agreement"), this Award of a Nonqualified Stock Option ("Option") to purchase full shares of common stock of the Company ("Shares") upon the terms and conditions set forth herein. Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan.

1.	The Award of this Option is subject to all terms and conditions of this Agreement and the Plan, the terms of which are herein incorporated by reference:

Name of Employee:

Fidelity System ID:

Grant Date:

Total Number of Shares Granted:

Option Price per Share:

2.
The Employee referenced above is hereby granted an Option representing a right to purchase the number of Shares set forth above at the option price per Share set forth above (which option price is the Fair Market Value of a Share on the date hereof), upon the terms set forth herein and in the Plan, if and only to the extent, the relevant portion of such Option (i) has not been forfeited or canceled prior to its Vesting Date (as defined below) and (ii) has vested in accordance with this Agreement.

3.	This Option will expire no later than ten years from the grant date provided, however, that this Option may expire sooner pursuant to the terms set forth herein and in the Plan.

4.
Except as otherwise provided in this Agreement, this Option will vest, in accordance with and subject to the terms of this Agreement, in three equal installments on each of the first three anniversaries of the grant date, (each a "Vesting Date"); provided, however, that if:

(A)
the Employee Separates from Service prior to the applicable Vesting Date by reason of the Employee's death or a Separation of Service on account of Disability, the portion of this Option that has not previously vested will vest and will become immediately exercisable, and will expire one year after the date the Employee Separates from Service;

(B)
the Employee Separates from Service prior to the applicable Vesting Date by reason of a Separation from Service by the Company for cause (as determined by the Committee in its sole discretion for all purposes of this Agreement), the portion of this Option that has previously vested will expire three months after the date the Employee Separates from Service, and the portion of this Option that has not previously vested will be immediately cancelled and forfeited without payment or further obligation by the Company or any Affiliate; and

(C)
the Employee Separates from Service prior to the applicable Vesting Date for any other reason, including, but not limited to, voluntarily by the Employee, on account of Qualified Retirement, or by reason of a Separation from Service by the Company (other than for cause or by reason of death or Disability), the portion of this Option that has previously vested will expire one hundred and eighty (180) days after the date the Employee Separates from Service, and any portion of this Option that has not previously vested will be immediately cancelled and forfeited without payment or further obligation by the Company or any Affiliate.

In addition, in the event that a Separation from Service described in clause (A), clause (B) or clause (C) above occurs on or after the applicable Vesting Date, to the extent that all or any portion of this Option has vested but not yet expired as of such date, such portion of this Option will expire on the earlier of (i) the last day of the time period described in clause (A), clause (B) or clause (C) above, as applicable, or (ii) the date such portion of this Option would have expired, had such employment or provision of services continued.

5.
Subject to the terms and conditions of the Plan and this Agreement, the Employee may exercise any vested portion of this Option by giving appropriate notice to the Company’s plan administrator, together with provision for payment (i) of the full option price of the Shares for which such vested portion of this Option is exercised and (ii) applicable withholding taxes. The notice must specify the portion of this Option to be exercised (i.e., the number of Shares). The full option price of the Shares of common stock as to which such vested portion of this Option is exercised (including applicable withholding taxes) must be paid in cash to the plan administrator in full, as otherwise approved by the Committee, or alternative adequate provision for such payment must be made (including an irrevocable instruction to a broker to deliver the option price at a future date), at the time of exercise.

6.
Notwithstanding the foregoing, in the event of a (i) Change in Control (as defined in Section 6(A) below) and (ii) a Qualifying Event (as defined in Section 6(B) below) prior to the applicable Vesting Date, to the extent that all or any portion of this Option has not already been previously forfeited or cancelled, such portion of this Option will become fully vested and exercisable contemporaneous with the Qualifying

Event; provided, however, that in connection with a Change in Control or certain other events, the Committee may, in its discretion (i) cancel any or all outstanding Options issued pursuant to the Plan in consideration for payment to the holders of such cancelled Options of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if such Options had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the Option price, if any, that would have been payable therefore, or (ii) if the net amount referred to in clause (i) would be negative, cancel such Options for no consideration of any kind. Payment of any obligation payable pursuant to the preceding sentence may be made in cash of equivalent value and/or securities or other property in the Committee’s discretion.

(A)
Change in Control means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d) (3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined) of Persons (other than Management of the Company on the date of the most recent adoption of the Plan by the Company's stockholders or their Affiliates) shall have become the beneficial owner (as defined below) of more than 35% of the outstanding voting stock of the Company, (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group, including through the use of proxy access procedures as may be provided in the Company’s bylaws) cease to constitute a majority of the Board, or (iv) the consummation of a merger, consolidation, business combination or similar transaction involving the Company unless securities representing 65% or more of the then outstanding voting stock of the corporation resulting from such transaction are held subsequent to such transaction by the Person or Persons who were the beneficial owners of the outstanding voting stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction. Notwithstanding the foregoing or any provision to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change in Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5). For purposes of this Agreement, “beneficial owner(s)” shall have the meaning set forth in Rule 13d-3 of the Exchange Act.

(B)
Qualifying Event means the occurrence of one or more of the following events: (i) immediately upon the consummation of a Change in Control event, failure of the successor company in a Change in Control event to provide Substitute Awards that are substantially similar in both nature and terms (including having an equivalent realizable pre-tax value to the Option assuming vesting and delivery at the consummation of the Change in Control); (ii) within two years of the consummation of a Change in Control event, an involuntary termination without cause of the Employee; or (iii) within two years of the consummation of a Change in Control event, a Good Reason Termination (as defined in Section 6(C) below) by the Employee.

(C)
Good Reason Termination means, without an Employee’s written consent, the Separation from Service (for reasons other than death, Disability or cause) by an Employee due to any of the following events occurring within two years of the consummation of a Change in Control: (i) the relocation of an Employee’s principal place of employment to a location that is more than 50 miles from the principal place of employment in effect immediately prior to such Change in Control; (ii) a material diminution in the duties or responsibilities of an Employee from those in place immediately prior to such Change in Control; and (iii) a material reduction in the base salary or annual incentive opportunity of an Employee from what was in place immediately prior to such Change in Control.

In order for an Employee to have a Good Reason Termination, (i) an Employee must notify the successor entity in writing, within ninety (90) days of the event constituting Good Reason of the Employee’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the manner of the Good Reason event, (ii) the event must remain uncorrected for thirty (30) days following the date that an Employee notifies the successor entity in writing of the Employee’s intent to terminate employment for Good Reason (the “Notice Period”), and (iii) the termination date must occur within sixty (60) days after expiration of the Notice Period.

7.
The Company and its subsidiaries and Affiliates have the right to condition the Employee’s right to exercise any portion of this Option on the Employee making arrangements satisfactory to the Company or any of its subsidiaries or affiliates to enable any related tax obligation of the Employee to be satisfied. The Employee should consult his or her personal advisor to determine the effect of this Option on his or her own tax situation.

8.
Notices hereunder and under the Plan, if to the Company, must be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203 (or as subsequently designated by the Company), to the attention of the Plan Administrator, or, if to the Employee, will be delivered to the Employee, which may include electronic delivery, or mailed to his or her address as the same appears on the records of the Company.

9.	Subject to the terms and conditions of the Plan, unless the Committee determines otherwise, if an Employee is adjudicated to be mentally incompetent while in the continuous employment of the Company or an Affiliate or during a period of permanent and total Disability which commenced while in such employment, the Employee’s guardian, conservator or legal representative will have the right to exercise this Option on behalf of the Employee.

10.
All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive on all persons. Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the Plan will govern.

11.
By accepting the Award of this Option, the Employee acknowledges receipt of a copy of the Plan and the prospectus related to this Option and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

The Employee further acknowledges that the Plan and related documents, which may include the Plan prospectus, may be delivered electronically. Such means of delivery may include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the plan administrator’s discretion. The Employee acknowledges that the Employee may receive from the Company a paper copy of any documents delivered electronically at no cost if the Employee contacts the Human Resources department of the Company by telephone at (703) 682-6553 or by mail to 4300 Wilson Boulevard, Suite 1100, Arlington, Virginia 22203. The Employee further acknowledges that the Employee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

12.
This Option is intended to be excepted from coverage under Section 409A and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without the Employee's consent, modify or amend the terms of this Agreement, impose conditions on the timing and effectiveness of the exercise of the Option by Employee, or take any other action it deems necessary or advisable, to cause the Option to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). Notwithstanding, Employee recognizes and acknowledges that Section 409A of the Code may impose upon the Employee certain taxes or interest charges for which the Employee is and shall remain solely responsible.

13.
Notwithstanding any other provisions in this Agreement, any Options subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy.

14.	This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.

The AES CORPORATION

By:

Tish Mendoza
Senior Vice President and Chief Human Resources Officer